Exhibit 99.1

BROADSTONE ACQUISITION CORP.
7 PORTMAN MEWS SOUTH
MARYLEBONE, LONDON W1H 6AY, UNITED KINGDOM

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BSN2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D62399-TBD

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

BROADSTONE ACQUISITION CORP.

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
1. **The Business Combination Proposal:** To consider and vote upon, as an ordinary resolution, a proposal to approve and adopt the Business Combination Agreement, dated as of June 10, 2021 (the "Business Combination Agreement"), by and among Broadstone, Vertical Aerospace Ltd., a Cayman Islands exempted company ("Pubco"), Vertical Merger Sub Ltd., a Cayman Islands exempted company and a wholly owned subsidiary of Pubco ("Merger Sub"), Vertical Aerospace Group Ltd., a private limited company incorporated under the laws of England and Wales ("Vertical"), Vincent Casey (solely in his capacity as the representative of the shareholders of Vertical (the "Vertical Shareholder Representative")), and the shareholders of Vertical party thereto (the "Vertical Shareholders"), which proposal shall include approval of each of (a) the surrender for nil consideration and cancellation of the Broadstone private warrants, and upon the effectiveness of such merger, (b) the merger of Broadstone with Merger Sub (the "Merger"), with Broadstone surviving the Merger and the shareholders of Broadstone (save for holders of Class B ordinary shares of Broadstone and Broadstone private warrants) becoming shareholders of Pubco, with Pubco becoming a new public company, (i) the acquisition of the Class B ordinary shares of Broadstone by Pubco in consideration for ordinary shares of Pubco, and (ii) the acquisition of 100% of the outstanding ordinary shares of Vertical by Pubco in consideration for ordinary shares of Pubco (the "Share Acquisition"), the (c) adoption of the Amended and Restated Memorandum and Articles of Association of Pubco and (d) the other transactions contemplated by the Business Combination Agreement (together with the Merger and Share Acquisition, the "Proposed Transactions") - a copy of the Business Combination Agreement and a copy of the Amended and Restated Memorandum and Articles of Association of Pubco are attached to the accompanying proxy statement/prospectus as Annex A and Annex B, respectively - we refer to this proposal as the "Business Combination Proposal";	☐	☐	☐
2. **The Merger Proposal:** To consider and vote upon, as a special resolution, a proposal to approve and authorize the Plan of Merger (the "Plan of Merger") (made in accordance with the provisions of Section 233 of the Cayman Companies Act and included as Annex C to this proxy statement/prospectus) and to authorize the Merger of Broadstone with Merger Sub - we refer to this proposal as the "Merger Proposal";	☐	☐	☐
3. **The Share Issuance Proposal:** To consider and vote upon, as an ordinary resolution, for purposes of complying with applicable New York Stock Exchange listing rules, the issuance of more than 20% of Broadstone's issued and outstanding ordinary shares in financing transactions in connection with the Proposed Transactions - we refer to this proposal as the "Share Issuance Proposal";	☐	☐	☐
4. **The Pubco Incentive Plan Proposal:** To consider and vote upon, as an ordinary resolution, a proposal to approve the Vertical Aerospace Ltd. 2021 Incentive Award Plan (the "Pubco Incentive Plan"), which will become effective on the closing of the Merger and will be used by Pubco following the completion of the Proposed Transactions (the "Pubco Incentive Plan Proposal") - a copy of the Pubco Incentive Plan is included as Annex D to this proxy statement/prospectus - we refer to this proposal as the "Pubco Incentive Plan Proposal"; and	☐	☐	☐
5. **The Adjournment Proposal:** To consider and vote upon, as an ordinary resolution, a proposal to adjourn the Extraordinary General Meeting to a later date or dates (a) if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting there are not sufficient votes to approve one or more proposals presented to shareholders for vote and (b) to the extent necessary, to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Broadstone shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Broadstone Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting - we refer to this proposal as the "Adjournment Proposal".	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Extraordinary General Meeting: The Proxy Statement is available at www.proxyvote.com. D62400-TBD BROADSTONE ACQUISITION CORP. Extraordinary General Meeting [TBD] This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Hugh Osmand and Marc Jonas, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of BROADSTONE ACQUISITION CORP. that the shareholder(s) is/are entitled to vote at the Extraordinary General Meeting of shareholders to be held at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, NY 10166, on [TBD], [TBD], and virtually at www.virtualshareholdermeeting.com/BSN2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. (Continued and to be signed on reverse side)